Exhibit 10.2

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

BROADCAST FACILITIES, Inc.

SERVICES AND FACILITIES AGREEMENT

This Agreement is made as of April 1, 2008 and is by and between Broadcast Facilities Inc., (“BFI”), a Delaware Corporation, located at 3030 Andrita Street, Los Angeles, California 90065 and Playboy Entertainment Group, Inc. (“PEGI”), a Delaware Corporation with offices located at 2706 Media Center Dr., Los Angeles, California 90065, and whose telephone and facsimile numbers are (323) 276-4000 and (323) 276-4505, respectively (“Customer”).

RECITALS

A.           Whereas, BFI currently leases fully protected capacity on satellite transponders from Intelsat USA Sales Corp. (“Intelsat”) and has sufficient capacity thereon to resell to Customer transponder capacity sufficient for the transmission of Customer’s current thirteen (13) standard definition (“SD”) television channels (the “SD Channels”) and currently sufficient for Customer’s high definition (“HD”) channel(s) ***** (the “HD Channels” and together with the SD Channels, the “Channels”) should they be launched by Customer in the future to cable MSOs, DTH operators and SMATV systems in North America (collectively, the “Digital Channel Services”), all in accordance with the technical specifications set forth in Exhibit A;

B.           Whereas, BFI operates the Andrita Studios, an integrated production, post-production, network origination and satellite transmission facility at 3030 Andrita Street in Los Angeles, California (“Andrita”) and BFI desires to provide to Customer the Digital Channel Services along with certain additional services including:  (i) compression, encryption, downlinking of Customer’s Playboy en Espanol Channel and uplinking of the SD Channels (collectively with the Digital Channel Services and as further specified in Section 1(a), the “Transmission Services”), all in accordance with the details and  technical specifications set forth in Exhibits A & B; (ii) network playback of all of the SD Channels (excluding Playboy en Espanol), including Decocast services for four (4) of the SD Channels (as further specified in Section 1(b), the “Network Playback Services” and, together with the Transmission Services, the “Origination Services”), all in accordance with the technical specifications set forth in Exhibit B; (iii) a dedicated radio studio (the “Andrita Radio Studio”), in accordance with the technical specifications set forth in Exhibit B and as further specified in Section 1(c); (iv) post production services that include: one (1) dedicated Final Cut Pro editing bay and *****  dedicated Final Cut Pro edit stations (as further specified in Section 1(d), the “Dedicated Post Production Services”) in accordance with the technical specifications set forth in Exhibit B; (v)

VOD encoding, VOD concatenation and VOD propagation to cable headends, Telco systems and DTH operators via CMC, inDemand, or direct delivery via hard drive or direct digital file delivery via fiber circuits or the internet (the “VOD Services”) in accordance with the technical specifications set forth in Exhibit B, and as further specified in Section 1(e); (vi) five (5) closed offices and twenty-one (21) office cubes including associated services such as parking, janitorial services, security, access to common conference room facilities (all such services to be provided at least at the same level and quality as they were provided as of the date hereof) (the “Dedicated Office Facilities”) in accordance with the specifications set forth in Exhibit B and as further specified in Section 1(f); and (vii) tape vault space for Customer’s tapes that are required for the Network Playback Services, the Dedicated Post Production Services, the VOD Services or the Additional Services, said tape vault to be exclusive to Customer, managed by Customer’s employees and to only contain active tapes  (the “Tape Vault Services”).  The Transmission Services, the Network Playback Services, the Andrita Radio Studio, the Dedicated Post Production Services, the VOD Services, the Dedicated Office Facilities and the Tape Vault Services shall collectively be referred to as the “Dedicated BFI Services.”  In addition, BFI will have a right of first refusal to provide Customer with physical tape duplication services and conversion between the standards set forth on the Playboy Rate Card, provided Customer intends to use a non-affiliated third party for these services and provided BFI meets generally accepted industry pricing, quality and delivery standards (the “Duplication/Conversion Services”), as described in Section 1(h).  In addition, Customer will have the option to secure certain optional services, including but not limited to encoding services other than the VOD Services, production services, supplemental post-production services including additional Final Cut Pro editing bays, audio suites, voice over booth(s), graphics bay(s), digital archive services, IPTV services, Decocast services in addition to the four (4) dedicated Decocast services provided in the Network Playback Services, off-air compliance recording and fiber connectivity, all as set forth in Exhibit C (collectively, the “Optional Services”) and Exhibit D (the “Playboy Rate Card”) and as further specified in Section 1(i).  In addition, in the event Customer launches HD Channel(s) during the Term, BFI will provide the HD compression, HD uplink and HD space capacity (collectively, the “HD Transmission Services”), and the HD network playback (the “HD Network Playback Services”) required to originate these HD Channel(s), provided BFI has the capacity and facilities available for the HD Channel(s) *****, all as further specified in Sections 1(j) and 1(k).  In addition to the Dedicated Office Facilities, BFI will also provide five (5) closed offices and five (5) office cubes including associated services such as parking, janitorial services, security, access to common conference room facilities (all such services to be provided at least at the same level and quality as they were provided as of the date hereof) (the “Additional Office Facilities”) in accordance with the specifications set forth in Exhibit B and as further specified in Section 1(l).  The Dedicated BFI Services, the Duplication/Conversion Services, the Optional Services, the HD Transmission Services, the HD Network Playback Service and the Additional Office Facilities shall collectively be referred to as the “Andrita Services;” and

C.           Whereas, Customer currently operates 13 SD Channels and manipulates and distributes the SD Channels and additional media to multiple broadcast television platforms including but not limited to Cable MSOs, DTH Operators, SMATV Systems, and VOD Platforms and whereas Customer and BFI have simultaneous with the execution of this Agreement entered into an agreement through which BFI has purchased certain assets from

Customer or its affiliates necessary to provide the Andrita Services and under which Customer has committed to enter into a service agreement to purchase the Andrita Services from BFI under the terms and conditions contained herein during the Term of this Agreement as defined below;

Now, therefore, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Services and Facilities: BFI will provide Customer the following services and facilities from and in BFI’s facilities at Andrita on the terms and conditions set forth herein:

(a)
The Transmission Services, in accordance with the details and technical specifications set forth in Exhibits A & B, using the Galaxy 23 (“G 23”) Transponder 5, 15 and/or 23 or such other satellite transponder(s) and/or satellite(s) that may replace G 23 Transponder 5, 15 or 23, or their replacements due to the failure of G 23 Transponders 5, 15 or 23 to meet technical specifications materially equivalent to those set forth in Exhibit A (the “BFI SD Transponders”).  The Transmission Services will be provided for the entire Term.  The Transmission Services will initially be provided for 13 SD Channels (including Playboy TV en Espanol).  *****.  The parties acknowledge that the Channel known as Club Jenna XX.5 will terminate at midnight EST on March 27, 2008.  If during the Term Customer commences the origination of any additional SD Channel(s), Customer must utilize BFI for the Transmission Services required to originate said additional Channel(s) (the “Additional SD Channel(s)”) and BFI will provide Customer with the Transmission Services for the Additional SD Channel(s) pursuant to this Agreement, provided BFI has the capacity and facilities available for the Additional SD Channel(s).  Upon Customer’s reasonable request at any time, BFI shall, within five (5) days, notify Customer of the number of Additional SD Channel(s) for which BFI has the capacity and facilities to provide Transmission Services at such time.  BFI shall be responsible for responding to any failure of a BFI SD Transponder and/or G23, including providing all appropriate notices to Customer.  Customer and BFI shall reasonably cooperate with each other in connection with the response to any such failure, including technical communications to third parties.  Customer shall be solely responsible for providing notice of any such failure to third parties, including but not limited to Customer’s affiliates.  For all purposes of this agreement, an “affiliate” shall mean with respect to any “person” (which shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof)), any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for purposes of this definition, “control,” as used with respect to any person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” controlled by” and “under common control with” shall have correlative meanings.

(b)
The Network Playback Services, in accordance with the details set forth in Exhibit B, all specifically for creation, playback and transmission of the SD Channels and data appurtenant thereto.  The Network Playback Services will be provided for the entire Term.  The Network Playback Services will initially be provided for 12 SD Channels (not including Playboy TV en Espanol).  *****.  The parties acknowledge that the Channel known as Club Jenna XX.5 will terminate at midnight EST on March 27, 2008.  If during the Term Customer commences the origination of any Additional SD Channel(s) pursuant to this Agreement, Customer must utilize BFI for the Network Playback Services required to originate said Additional SD Channels and BFI will provide the Network Playback Services for the Additional SD Channel(s), provided BFI has the capacity and facilities available for the Additional SD Channel(s).  Upon Customer’s reasonable request at any time, BFI shall, within five (5) days, notify Customer of the number of Additional SD Channel(s) for which BFI has the capacity and facilities to provide Network Playback Services at such time.

(c)
The Andrita Radio Studio (as it is currently configured or with improvements thereto made at BFI’s sole discretion, unless Customer requests in writing that BFI provide additional equipment, software and/or functionality for the Andrita Radio Studio (and upon such a request, the parties shall negotiate in good faith regarding additional fees and charges), in accordance with the details set forth in Exhibit B.  The Andrita Radio Studio will be provided for the first thirty-six (36) months of the Term (the “Andrita Radio Studio Term”).  At Customer’s option, one hundred and twenty (120) days prior to the end of the Andrita Radio Studio Term, BFI and Customer will commence good faith negotiations on the terms and conditions for an extension of the Andrita Radio Studio Term.  In the event BFI and Customer fail to reach agreement on the terms and conditions for an extension of the Andrita Radio Studio Term prior to the end of the Andrita Radio Studio Term, BFI shall be free from any obligation to provide Customer with the Andrita Radio Studio facilities after the Andrita Radio Studio Term.

(d)
The Dedicated Post Production Services, in accordance with the details set forth in Exhibit B.  The Dedicated Post Production Services will be provided for the first thirty-six (36) months of the Term (the “Dedicated Post Production Services Term”).  Customer shall have the option to extend the Dedicated Post Production Services Term on the then-existing terms and conditions for the remainder of the Term, provided Customer provides BFI with written notice thereof no later than ninety (90) days prior to the end of the Dedicated Post Production Services Term.

(e)
The VOD Services including VOD encoding, VOD concatenation and VOD propagation to cable headends, Telco systems and DTH operators *****, all in accordance with the details set forth in Exhibit B.  The VOD Services will be provided for the Term.

(f)
The Dedicated Office Facilities, in accordance with the details set forth in Exhibit B.  The Dedicated Office Facilities will be provided for the first thirty-six (36) months of the Term (the “Dedicated Office Facilities Term”).  Customer shall have the option to extend the Dedicated Office Facilities Term on the then-existing terms and conditions for the remainder of the Term, provided Customer provides BFI with written notice thereof no later than ninety (90) days prior to the end of the Dedicated Office Facilities Term.

(g)	The Tape Vault Services, in accordance with the details set forth in Exhibit B. The Tape Vault Services shall be provided for the Term.

(h)
The Duplication/Conversion Services in accordance with the details set forth in Exhibit B and at the rates set forth on the Playboy Rate Card shall be provided for the Term; provided, that, if Customer is considering performing itself (or by its affiliates) these services, it shall notify BFI at least ***** days in advance.  If Customer is considering using a non-affiliated third party for these services, it may do so only if BFI is not meeting generally accepted industry pricing, quality and delivery standards for such services.  If Customer believes that BFI is not meeting generally accepted industry pricing, quality and delivery standards for such services, it shall notify BFI in writing, specifying where BFI does not meet generally accepted industry pricing, quality and delivery standards for such services.  Following its receipt of any such notice, BFI shall have ***** to address the issues raised by Customer (or, if new equipment is required to address the issue, such longer period as may be reasonably required to purchase and deploy such equipment).  If, at the end of such period, Customer and BFI agree that BFI has addressed the pricing, quality or delivery issues, then Customer may not use a non-affiliated third party for these services.  Otherwise, Customer may use a non-affiliated third party for these services.

(i)
The Optional Services, at Customer’s option and in accordance with and subject to the details set forth in Exhibit C and the Playboy Rate Card.  Customer may elect to receive any of the Optional Services at any time during the Term, subject to BFI having sufficient capacity  (as solely determined by BFI) available at the time of Customer’s request to provide the requested services.  Exhibit D may be modified at any time during the Term, upon mutual agreement of BFI and Customer.

(j)
The HD Transmission Services, and in accordance with the details and technical specifications set forth in Exhibits A and Exhibit B, using the Galaxy 13 (“G 13”) Transponder 11 or 13, or such other satellite transponder(s) and/or satellite(s) that may replace G 13 Transponder 11 or 13 or their replacements due to the failure of G 13 Transponder 11 or 13 to meet technical specifications materially equivalent to those set forth in Exhibit A (the “BFI HD Transponder” and together with the BFI SD Transponders, the “BFI Transponders”); provided that BFI has the capacity and facilities available to provide the HD Transmission Services as determined on a HD Channel by HD Channel basis.  The HD Transmission Services will be provided from the date they commence for the remainder of the Term.  Customer must utilize the HD Transmission Services for all HD Channels it launches during the Term, *****.  Upon Customer’s request at any time, BFI shall, within five (5) days, notify Customer of the number of HD Channels for which BFI has the capacity and facilities to provide HD Transmission Services at such time.  BFI shall be responsible for responding to any failure of a BFI HD Transponder and/or G13, including providing all appropriate notices to Customer.  Customer and BFI shall reasonably cooperate with each other in connection with the response to any such failure, including technical communications to third parties. Customer shall be solely responsible for providing notice of any such failure to Customer’s third parties, including but not limited to Customer’s affiliates.

(k)
The HD Network Playback Services, in accordance with the details in Exhibit B, all specifically for the creation, playback and transmission of HD Channel(s) and data appurtenant thereto; provided that BFI has the capacity and facilities available to provide the HD Network Playback Services as determined on a HD Channel by HD Channel basis.  The HD Network Playback Services will be provided from the date they commence for the remainder of the Term.  Customer must utilize the HD Network Playback Services for all HD Channels it launches during the Term, *****.  Upon Customer’s reasonable request at any time, BFI shall, within five (5) days, notify Customer of the number of HD Channels for which BFI has the capacity and facilities to provide HD Network Playback Services at such time.

(l)
The Additional Office Facilities, in accordance with the details set forth in Exhibit B. The Additional Office Facilities will be provided for the first forty-five (45) days of the Term (the “Additional Office Facilities Term”).  Customer shall have the option to extend the Additional Office Facilities Term on the then-existing terms and conditions for the next forty-five (45) days of the Term by providing BFI with written notice thereof.

(m)
Notwithstanding anything to the contrary in this Agreement, this Agreement shall only apply to content transmitted via broadcast, cable television, DTH, SMATV or any Telco system (e.g. Verizon, AT&T, etc.), and shall not apply to any content that is transmitted over the Internet or any equivalent or successor technology (including transmission via any IP or TCP/IP protocol, or any equivalent or successor protocols), unless said Internet transmission is incorporated in the transmissions and/or protocol utilized by Customer’s broadcast, cable television, DTH, SMATV, or Telco systems.

2.	Customer’s Channels.

(a)
Customer shall be solely responsible for the content of the Channels and the creation and delivery of said content to BFI, and Customer shall have the sole and exclusive right to license the reception of the Channels.  BFI shall have no rights whatsoever to the content of the Channels except those required to perform the Andrita Services reflected herein as directed to do so by the Customer.  BFI shall have no right to alter in any manner the content of the Channels except as required to perform the Andrita Services reflected herein, as directed by Customer.  Customer will be solely responsible for all billing and collection from all persons and entities that have been authorized to receive the Channels.  BFI shall not be entitled to any of such sums collected.

(b)
Upon Customer’s request with respect to specific Customer content, BFI shall, at no cost to Customer, promptly delete such content from all computer systems owned or controlled by BFI and, at Customer’s option and payment of BFI’s current Playboy Rate Card, BFI shall also provide Customer with a digital copy of such deleted content, in a format reasonably acceptable to BFI.  In the event BFI does not have a rate card rate for these services, Customer and BFI shall negotiate in good faith to establish the rates for these services.

(c)
BFI shall only authorize or de-authorize headends (or any similar delivery mechanism) as instructed in writing by Customer, and shall promptly do so upon its receipt of any such instruction.  BFI shall provide Customer with a list of all Customer IRDs currently authorized by BFI’s encryption system upon Customer’s request.

(d)
From time to time during the Term, at Customer’s request, BFI shall reasonably cooperate with Customer in connection with additional projects involving the Andrita Services, so long as such cooperation does not require BFI to incur any additional, non de minimis costs.  To the extent that such cooperation would require BFI to incur any new additional, non de minimis costs, BFI shall notify Customer and the parties shall meet to discuss whether to alter or continue the proposed project, and any addition fees or charges to be paid by Customer, in good faith.

3.
Term.  BFI shall commence providing the Andrita Services on the date hereof (the “Commencement Date”), and this Agreement shall continue for a period of sixty (60) months from the Commencement Date (the “Initial Term”).  During the Term, BFI shall provide each Andrita Service to Customer for the period set forth in the applicable provision of Section 1.  Customer shall have the option to extend the Initial Term for an additional thirty-six (36) months on terms and conditions that are substantially the same as the then-existing terms and conditions (the “Option Term”).  Customer shall provide written notice to BFI of its intention to exercise the Option Term no later than one hundred and twenty (120) days prior to the expiration of the Initial Term.  The “Term” shall consist of the Initial Term together with the Option Term and the Transition Period, if applicable, but in any case shall end at the termination of this Agreement if terminated earlier pursuant to the terms hereof.

4.
Fees.  As full consideration for the Dedicated BFI Services, HD Transmission Services and HD Network Playback Services, Customer shall pay to BFI per month (prorated for partial months) the following amounts, as set forth below (the “Monthly Charges”), as well as any fees set forth below for Duplication/Standards Conversion Services and/or Optional Services, as applicable (“Additional Charges”).

(a)	Subject to Section 4(b), Customer shall remit to BFI the following amounts:

(i)	The Transmission Services:

***** per month per SD Channel

(ii)	The Network Playback Services:

***** per month per SD Channel with an annual ***** increase on each anniversary of the Commencement Date.

(iii)	The Andrita Radio Studio:

***** per month with an annual ***** increase on each anniversary of the Commencement Date.

(iv)	The Dedicated Post Production Services:

***** per month for one Final Cut Pro edit bay with an annual ***** increase on each anniversary of the Commencement Date.

***** per month for ***** Final Cut Pro work stations with an annual ***** increase on each anniversary of the Commencement Date.

(v)	The VOD Services:

The rates reflected in Exhibit D with an annual ***** increase on each anniversary of the Commencement Date.

(vi)	The Dedicated Office Facilities:

***** per square foot per month with an annual ***** increase on each anniversary of the Commencement Date.

(vii)	Tape Vault Services:

***** per month with an annual ***** increase on each anniversary of the Commencement Date.

(viii)	Duplication/Conversion Services:

The rates reflected in Exhibit D with an annual ***** increase on each anniversary of the Commencement Date.

(ix)	The Optional Services:

The rates reflected in Exhibit D with an annual ***** increase on each anniversary of the Commencement Date.

(x)	The HD Transmission Services:

The prevailing rate that BFI generally charges to third parties for substantially equivalent HD Transmission Services at the time the Customer HD Channel is launched.  Upon Customer’s request, BFI shall provide Customer with a list of its then-current rates for such services.

(xi)	The HD Network Playback Services:

The prevailing rate that Customer is paying for Network Playback Services for SD Channels at the time the Customer HD Channel is launched.

(xii)	The Additional Office Facilities:

***** per square foot per month with an annual ***** increase on each anniversary of the Commencement Date, if applicable.

(b)
The Monthly Charges (for the Dedicated BFI Services (other than the VOD Services), HD Transmission Services and HD Network Playback Services, as applicable) will be paid in advance and shall be due no later than the first day of the month in which the applicable Dedicated BFI Services are to be rendered (the “Due Date”).  As a courtesy, BFI shall send an invoice for the Monthly Charges thirty (30) days prior to the Due Date, provided that Customer’s failure to receive an invoice shall not relieve Customer of its obligation to pay the Monthly Charges by the Due Date.  To the extent that any Dedicated BFI Services (excluding the VOD Services, the Origination Services, the HD Network Playback Services and the HD Transmission Services) are not provided following such advance payment, Customer shall be entitled as its sole remedy (except only payment suspension if and as applicable under Section 12) to a credit equal to a pro rated (per applicable Channel and per applicable other channels) portion of the Monthly Charges for the period and with respect to such service(s) that are not provided (in each case, which is not also caused by any action or inaction of Customer).  In the event that Customer is entitled to suspend payments pursuant to Section 12, below; and, if Customer so suspends, then Customer shall not be entitled to any credit hereunder with respect to such suspended periods; provided that, to the extent that any resumed payment under Section 12 includes amounts paid for such suspended periods, then Customer shall be entitled to a credit hereunder with respect to the amounts paid for such suspended periods.

(c)
The Additional Charges for the VOD Services, the Additional Office Facilities, the Duplication/Conversion Services and the Optional Services, as detailed in Exhibit C and Exhibit D, shall be invoiced after the applicable services are rendered to Customer and payment shall be due within thirty (30) days after Customer’s receipt of the invoice, unless otherwise specified.

(d)	All payments shall be made via electronic transfer to: BFI’s account as follows:

Incoming Standard Domestic Wiring Instructions:
Pay to Bank:              *****
Address:                    *****
                                 *****

ABA:                        *****

Beneficiary:               Broadcast Facilities Inc
                                3030 Andrita Street
                                Los Angeles, CA 90065

Account to Credit    *****

ACH Instructions
Same as standard domestic wiring instructions, plus specify account type:  checking

SWIFT Method Instructions:
Bank Name:            *****
Swift Code:             *****
Account Number:    *****
Account Name:       *****
Beneficiary Customer: *****

(e)
The Monthly Charges and Additional Charges (as applicable) shall apply to each month, or fraction thereof (paid on a pro-rata basis), that the applicable Andrita Services are provided to Customer and accrue through and include the date that any Andrita Services are discontinued in whole or in part, as provided for herein.  Each month will be considered to have thirty (30) days for billing purposes.  Customer may dispute any or all charges after receipt of the applicable invoice.  If Customer disputes any charges, the parties shall work together in good faith to resolve such dispute; provided, however, if the parties do not resolve such dispute(s), then either party may bring the matter to binding arbitration for full and final resolution pursuant to the rules of the American Arbitration Association in Los Angeles and before one arbitrator.  If the resolution of such a dispute is that a party owes money to the other party, the party that owes money shall promptly pay such money to the other party, plus any applicable interest as set forth in the next sentence.  Any late payments of undisputed amounts due and payable hereunder to BFI shall be with interest at the annual rate equal to the “Prime Rate” as reported on the thirtieth day after the date of the invoice in The Wall Street Journal (or, if such day is not a business day, the first business day immediately after such day) plus five percent (5%), computed from the Due Date (with respect to Monthly Charges) or from the date that is thirty (30) days following Customer’s receipt of the applicable invoice for Additional Charges, continuing until the date on which payment is made.  If Customer fails to make payment of an undisputed amount when due, then BFI shall have the right to discontinue any of the Andrita Services and/or terminate this Agreement ten (10) days following BFI’s written notice to Customer of such breach that is not cured by Customer within such ten (10) day period.  If BFI notifies Customer that its payment of an undisputed amount is more than five (5) days late two (2) times or more within any twelve (12) month period, then Customer shall deposit with BFI an amount equal to the total Monthly Charges and Additional Charges for the month in which the second notice was issued as a security deposit which shall either be applied to the last Monthly Charges and Additional Charges of the Initial Term or Option Term, as applicable, or be returned to Customer within ten (10) days after the termination of this Agreement by Customer due to an uncured breach by BFI.  In the event the Agreement is terminated by BFI due to any uncured breach by Customer (including Customer’s failure to pay any amounts due pursuant to this Agreement and failure to cure such default within ten (10) days after notice thereof), BFI shall be entitled to retain any deposit hereunder in addition to any other rights or claims BFI may have pursuant to this Agreement and/or by law

(f)	Records; Inspection and Audit Rights.

(i)
During the Term *****, BFI shall maintain accurate records arising from or related to the Andrita Services provided hereunder, including accounting records and documentation produced in connection with the provision of the Andrita Services; provided, that BFI shall maintain such records for any longer duration required by any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency decisions, directives and orders of any government and any governmental department or agency that is applicable to Customer and of which BFI has reasonable prior notice, and Customer shall pay any incremental, out-of-pocket, non-de minimis costs incurred by BFI in connection with any such longer retention.

(ii)
Upon reasonable written notice from Customer (which notice may be given once per year of the Term), BFI shall make available to Customer or its representatives reasonable access to *****, copies of, the records with respect to the Andrita Services invoiced hereunder, during regular business hours.  Customer shall have the right to review and audit such records at its sole cost and expense to verify such amounts.  In the event of any discrepancies or disputes between the amounts charged by BFI and BFI’s records, BFI and Customer shall work together to resolve such dispute.  If the resolution of such a dispute is that a party owes money to the other party, the party owing such amount shall pay it to the other party within thirty (30) days following resolution of the dispute.  *****.

5.
Performance Standard.  BFI shall endeavor to meet the industry standard of 99.95% availability for the Network Playback Services, the Transmission Services (excluding the Digital Channel Services) and the HD Network Playback Services and the HD Transmission Services (excluding the Digital Channel Services), should they be applicable, of the Customer-provided media in accordance with the Customer-provided playlist (the “Performance Standard Services”) calculated on a Channel by Channel basis on an annual basis during the Term of this Agreement.  In the event there is a material degradation of the Performance Standard Services ***** (unless such material degradation is the result of the Customer-provided media, including any satellite feed arranged by Customer, or Customer-provided playlist, or in the event that the Customer-provided media and playlist are not delivered to BFI in conformance with Exhibit B), such event shall be considered an outage.  If during any twelve (12) month period, BFI’s Performance Standard Services falls below a 99.95% availability standard on a Channel by Channel basis (the “Performance Standard”); then BFI shall issue a prorated credit to Customer against the applicable charges.  In addition to the applicable credit, should BFI fail to meet or exceed the Performance Standard, on a Channel by Channel basis during any twelve (12) month period BFI shall be deemed in default of the Performance Standard for the applicable Channel.  BFI shall have the right to cure said default as follows:  If during the ninety (90) days following BFI’s default of the Performance Standard (the “Performance Standard Cure Period”), said Performance Standard Cure Period to commence at 12:01 AM/ET on the morning following the day BFI defaulted on the Performance Standard, BFI is in compliance with the Performance Standard (as prorated over a ninety (90) day period), BFI shall be deemed to have cured the Performance Standard default, and the Performance Standard, as calculated on a twelve (12) month basis, shall commence anew.  Should BFI fail to meet the Performance Standard during the Performance Standard Cure Period (the “Cure Period Default”), Customer may terminate the applicable Performance Standard Services on a Channel by Channel basis (only with respect to those Channels for which the Performance Standard was not met) and be relieved of the charges for the Origination Services on such Channels (on a Channel by Channel basis) going forward following such termination as provided for herein, provided that (i) Customer delivers written notice of its intent to terminate the Origination Services for the Channel(s) (the “Customer Channel Performance Termination”) no later than ***** after the occurrence of the Cure Period Default; (ii) Customer delivers written notice of the effective termination date, which can be any date left in the Term (the “Customer Channel Effective Termination Date”), to BFI within ***** after BFI’s receipt of the Customer Channel Performance Termination, and (iii) Customer is not delinquent  in any amounts owed under this Agreement or is not otherwise in material breach of this Agreement either on the date of any such written notice or on the Customer Channel Effective Termination Date.   If Customer does not deliver written notice to BFI of its intent to terminate within the specified time periods, or is in material breach of this Agreement either on the date of such written notice or on the date of such termination, Customer will be deemed to have waived the Cure Period Default, as well as Customer’s right to terminate the Performance Standard Services, as applicable to a Channel, as a result of such purported default; provided, however that Customer’s failure to provide BFI notice shall not alleviate BFI of its obligation to issue Customer a prorated credit against applicable charges as a result of BFI’s failure to meet the Performance Standard.

6.
Service Interruptions.  Notwithstanding any contrary provision herein and except only to the extent resulting from BFI’s willful misconduct or intentional breach of this Agreement, BFI shall not be responsible for and shall not be in default of this Agreement as a result of, nor shall it be held liable for any damages, claims, losses, or costs and expenses on account of, any interruption of the Andrita Services, including the Origination Services, to the extent that such interruption or failure occurs due to any of the following:  (i) damage to any equipment or interruptions in the Andrita Services caused by electrical storms, fire, weather, flood, natural disaster, national emergency or war, sabotage, riots, governmental authority (only where such act of government or governmental authority is not caused by BFI’s intentional breach of its obligations under this Agreement, acts of God, willful or criminal misconduct of third parties beyond BFI’s reasonable control, or other forces outside the control of BFI; (ii) interference from other communications systems, whether licensed or not, that use the same frequency bands as the Transmission Services herein, provided, that BFI shall use commercially reasonable efforts in its reasonable discretion to mitigate or eliminate any such interference; (iii) any interruption or out of specification performance of the BFI Transponder, any associated satellite transponders; (iv) conditions, which are beyond the control of BFI, that threaten the safety of operations and maintenance personnel; (v) occasional interruptions due to passing of the sun within the beamwidth of any associated BFI Transponder during the spring and fall equinox periods beyond BFI’s reasonable control and customary care in the industry; (vi) degradation or interruptions of the Channel due to protection switching; (vii) outage or interruption or degradation due to atmospheric attenuation of the Channel; (viii) such planned interruptions for testing or maintenance as may be agreed to in advance between Customer and BFI; (ix) any failure of Customer to fulfill an obligation hereunder where the failure of Customer to perform such obligation causes a service interruption; and/or (x) compliance by BFI with action by any court, agency, legislature or other governmental authority that makes it unlawful for BFI to provide the Andrita Services or any part thereof in accordance with this Agreement, in each case only where such action is not caused by BFI’s intentional breach of its obligations under this Agreement; provided that, with respect to the VOD Services, the Origination Services, the HD Network Playback Services and the HD Transmission Services, Customer shall be entitled as its sole remedy (except for the termination right as applicable under Section 5 and in addition to payment suspension if and as applicable under Section 12) to a credit pro rated (per applicable Channel and per applicable other channels and with respect to the applicable service(s)) on the Monthly Charges and applicable Additional Charges for the period of any such interruption in clauses (i)-(iv), (vi) and (x) (in each case, which is not also caused by any action or inaction of Customer) to the extent that such credit is provided to BFI by Intelsat.  In the event that Customer is entitled to suspend payments pursuant to Section 12, below; and, if Customer so suspends, then Customer shall not be entitled to any credit hereunder with respect to such suspended periods; provided that, to the extent that any resumed payment under Section 12 includes amounts paid for such suspended periods, then Customer shall be entitled to a credit hereunder with respect to the amounts paid for such suspended periods.  For the sake of clarity, BFI shall not be responsible for any service interruptions for:  (x) services or facilities arranged by the Customer and not provided by BFI, (y) any feeds into BFI provided by third parties or Customer whether arranged by BFI or not and any interruption caused by or related to any media or playlist provided by or on behalf of Customer.  *****.

7.	Representations, Warranties and Covenants.

(a)	By BFI. BFI warrants, represents and covenants to Customer that:

(i)	it is in compliance with and will throughout the Term continue to comply in all material respects with all laws with respect to its rights and obligations under this Agreement;

(ii)	it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder;

(iii)	it shall provide the Andrita Services in accordance with and subject to the terms and conditions set forth in this Agreement, and in a generally professional and workerlike manner;

(iv)
it has a valid and enforceable written agreement with Intelsat for satellite transponder capacity which extends beyond the Term of this Agreement, such agreement as of the date hereof provides BFI with the necessary satellite transponder capacity for and allows BFI to provide the relevant Andrita Services specified in this Agreement, and BFI shall maintain such agreement in full force during the Term;

(v)
subject only to paragraph 5, it makes no representation or warranty, expressed or implied, regarding the performance of the BFI Transponders and/or the equipment utilized in providing the Andrita Services, including without limitation the compression system, the encoder and third party services, including those services and/or equipment provided by Intelsat, utilized in the performance of the Andrita Services, provided that BFI will take all necessary steps to enforce its rights against Intelsat for the benefit of Customer;

(vi)
it shall not use the name of or logo of the Channels or the names, titles or logos of any of its programs, or the names, voices, photographs, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof, for any purposes other than in the provision of the Andrita Services as expressly authorized herein, without the express authorization to do so (except in each case for non-commercial use permitted under applicable law);

(vii)
it has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are material and are necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement;

(viii)	it has no knowledge of any misrepresentation, breach of warranty or covenant made by BFI hereunder;

(ix)	execution and performance of its obligations hereunder does not constitute a breach of any other agreement to which BFI or its controlled affiliates are a party;

(x)	it will, or will cause its affiliates to, comply in all material respects with its agreement with Intelsat; and

(xi)
execution and performance of its obligations hereunder does not violate the rights (including patents and patent applications; registered, unregistered and applications to register trademarks, service marks, and other indicators of source or origin; registered, unregistered and applications to register copyrights; trade secrets; know-how, inventions, processes, designs, specifications, formulas, and all other intellectual property rights (“Intellectual Property”)) of any person or entity, provided that BFI makes no representation, warranty or covenant with respect to any content or programming included or related to the Channels or any content or programming produced utilizing the Andrita Radio Studio (“Radio Content”).

(b)	By Customer.	Customer warrants, represents and covenants to BFI that:

(i)           it is in compliance with and will throughout the Term continue to comply in all material respects with all laws applicable to, or with respect to, the Channels and the provision of the Channels to BFI, Radio Content produced by or for Customer, and Customer’s rights and obligations under this Agreement, including without limitation, Federal Communications Commission rules and regulations governing the Channels and Radio Content, if any, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Communications Act of 1934, as amended and any regulations promulgated under any applicable law or any of the foregoing;

(ii)           it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder;

(iii)           it shall provide the Channels to BFI at its sole cost and expense (together with any necessary equipment as the parties agree to be added, if any, including without limitation, backup or reserve equipment as Customer shall require to decode Customer-provided inbound feeds), in accordance with and subject to the terms and conditions set forth in this Agreement;

(iv)           it has obtained, and shall maintain in full force during the Term, such federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement.

(v)           It has obtained or will obtain at its sole expense all rights necessary for the delivery of the Channels to BFI and for BFI to provide the applicable Andrita Services with respect to such Channel (but expressly excluding the intellectual property rights specifically associated with the Andrita Services), including, without limitation, obtaining all necessary Intellectual Property, including without limitation, all trademarks, copyrights, licenses and any and all other proprietary, Intellectual Property and other use rights necessary in connection therewith, and at all times during the Term obtaining all necessary rights, title and interest in and to the names, titles or logos of the Channels (or any successors thereto) and Radio Content, or any of their programs, or the names, voices, photographs, music, likenesses or biographies of any individual participant or performer in, or contributor to, any program or Radio Content or any variations thereof and to perform its obligations hereunder;

(vi)           it shall not, without BFI’s prior written approval, use any name or logo of BFI (including any name or logo associated with Andrita Studios) for any purpose (except for non-commercial use permitted under applicable law);

(vii)           to Customer’s actual knowledge, there is no actual or pending investigation involving the Channels (or any content included in the Channels) or Radio Content or any pending proceeding against Customer (or any of its principals or affiliated companies) for the violation of any federal, state or local law or regulation, as applicable;

(viii)          there are no outstanding (or, to the best of Customer’s knowledge, threatened) judgments or pending claims, liens, charges, restrictions, or encumbrances on or related to the Channels or any programming provided as part thereof or any Radio Content that may materially interfere with BFI’s rights or obligations under this Agreement;

(ix)           it has no knowledge of any misrepresentation, breach of warranty or covenant made by Customer hereunder; and

(x)           execution and performance of its obligations hereunder does not constitute a breach of any other agreement to which Customer or its controlled affiliates are a party, and does not violate the rights (including intellectual property rights) of any person or entity.

(xi)	Insurance.

     a)           Customer will provide and maintain during the Term, the following insurance coverages:

1.           Statutory Workers’ Compensation and Employers’ Liability insurance with a limit of liability on the latter of not less than *****.  Customer shall use commercially reasonable efforts to cause its Workers’ Compensation carrier(s) to waive insurer’s Right of Subrogation with respect to BFI and affiliated companies.

2.           A Comprehensive General Liability Insurance and/or Excess Umbrella Liability policy which shall contain coverage parts for blanket contractual  (excluding breach of contract coverage), broad form property damage, third party property damage, severability of interest, and primary, not contributing coverage.  Customer shall provide coverage with primary limits of liability and/or excess umbrella liability coverage with not less than ***** combined single limit each occurrence.

3.           Customer shall waive all rights of subrogation on behalf of any insurance company insuring their interests.

     b)           Prior to use of any Andrita facilities, Customer shall cause its insurance carrier(s) to add BFI and its respective successors, assigns, licensees, officers, agents, directors, owners, shareholders, and employees as additional insureds as their respective interests may appear hereunder.

     c)           Customer will deliver to BFI original certificates of insurance and policy endorsements evidencing the insurance coverage herein specified.  Thirty (30) days notice of cancellation shall be given to BFI prior to cancellation or non-renewal.  If Customer fails to deliver said insurance certificate(s), BFI’s failure to request delivery shall in no way be construed as a waiver of its obligation to provide the insurance coverage specified in these paragraphs.

     d)           Failure by Customer to comply with the provision of this Insurance section could result in suspension of the use of the Andrita facilities as determined by BFI, effective upon thirty (30) days’ prior written notice to Customer, unless the failure is cured during such period.

8.	Indemnification.

(a)
Customer’s Indemnification.  Subject to the limitations set forth in Section 10, Customer shall indemnify, defend and hold harmless BFI, its successors, parents, subsidiaries, affiliates, and the officers, directors, employees, agents and subcontractors of all of them, from and against all claims, costs, losses, damages and expenses (including without limitation, reasonable attorneys’ fees and costs) arising from claims by third parties (collectively “Losses”) resulting from:  (i) the content of any Channel or Radio Content, including without limitation, any claim for libel, slander, defamation, invasion of privacy, violation of publicity rights, infringement of Intellectual Property rights or violation of any other third party right; (ii) any claim by a third party related to the failure or interruption (including without limitation as a result of the delivery or non-delivery) of, or defect in, the carriage or reception of any Channel and/or any dispute between Customer and any of its systems and/or subscribers pertaining to the Channels provided by means of the Andrita Services, and (iii) any claim by a third party arising from the uncured breach by Customer of any representation, warranty, or material obligation of Customer hereunder.  The terms of this Section 8(a) shall survive the Term (or any extension thereof), expiration or termination of the Agreement for a period of three (3) years thereafter.

(b)
BFI’s Indemnification.  Subject to the limitations set forth in Section 10 and Customer’s indemnity under Section 8(a)(i-iv), BFI shall indemnify, defend and hold harmless Customer, its successors, parents, subsidiaries, affiliates, and the officers, directors, employees, agents and subcontractors of all of them, from and against all Losses resulting from (i) any claim by a third party (to whom BFI is providing uplinking or other similar services) relating to BFI’s services so provided to such third party, and (ii) any claim by a third party arising from the uncured breach by BFI of any representation, warranty, or material obligation of BFI hereunder.  The terms of this Section 8(b) shall survive the Term (or any extension thereof), expiration or termination of the Agreement for a period of three (3) years thereafter.

9.
Defense of Claim.  In the event of any claim or other assertion of liability by third parties with respect to which a party is entitled to indemnification under the preceding section, the party seeking indemnification (the “Indemnified Party”) shall notify the indemnifying party (the “Indemnifying Party”), in writing, promptly after the Indemnified Party receives notice of such claim, and in no event later than fifteen (15) days after receipt of a summons from or a complaint filed in any court or other governmental agency or body; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that such failure has materially prejudiced the Indemnifying Party’s ability to defend such claim.  The Indemnifying Party may use counsel of its own choosing (with the Indemnifying Party remaining responsible for all costs and expenses of such counsel).

The Indemnifying Party may not settle any claim hereunder for anything other than monetary damages without the Indemnified Party’s written consent, which shall not be unreasonably withheld.  The Indemnifying Party shall keep the Indemnified Party reasonably advised of the progress of any proceedings related to such claim, and of any settlement discussions or proposals with respect thereto.  If the Indemnifying Party fails to defend any such claim within a reasonable time after notice thereof or if counsel to the Indemnified Party advises the Indemnified Party that a conflict of interest with respect to the joint defense exist, the Indemnified Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party.  Notwithstanding any provision in this section to the contrary, the Indemnified Party shall have the right, at its sole expense, to participate in, the defense, compromise or settlement of any claim hereunder.

10.
Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, BFI SHALL NOT BE LIABLE TO CUSTOMER AND CUSTOMER SHALL NOT BE LIABLE TO BFI, FOR ANY AMOUNTS REPRESENTING THEIR OR THEIR CUSTOMERS’ RESPECTIVE LOSS OF PROFITS, LOSS OF BUSINESS, OR DIRECT OR INDIRECT SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATED TO THE USE OF ANY SERVICES FURNISHED HEREUNDER, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), STATUTE, OR ANY OTHER LEGAL THEORY AND WHETHER ASSERTED AS INDEMNIFICATION OR OTHERWISE.

11.
Force Majeure.  Except as herein specifically provided to the contrary, neither BFI nor Customer shall have any rights against the other party hereto for the non-operation, malfunction, or failure of facilities or equipment or the non-furnishing of the Andrita Services by BFI or the Channels by Customer if such non-operation, malfunction, failure or non-furnishing is due to any cause beyond the other party’s reasonable control, which may include:  an act of God, fire, lockout, flood, tornado, hurricane, strike or other labor dispute, riot or civil commotion, earthquake, war, act of government or governmental instrumentality (whether federal, state or local and in each case, only where such act of government or governmental instrumentality is not caused by the other party’s intentional breach of its obligations under this Agreement, or other cause beyond such party’s reasonable control (all together, “Force Majeure”).  For the avoidance of doubt, a “cause beyond a party’s reasonable control” will not include occurrences arising from the willful misconduct or negligence of the party asserting protection hereunder.  BFI shall take all reasonable actions available to it to restore the Andrita Services following a Force Majeure event as soon as practical.  *****.

12.
Payment Suspension.  Customer shall be entitled to suspend applicable payments for Monthly Charges for Origination Services and, if and to the extent applicable, for HD Transmission Services, if the transmission of the Channel(s) are interrupted (an “Interruption” or “Interrupted”) due to Force Majeure, or if BFI is incapable of providing the Andrita Services, provided, however, that such payments will be made once the Channel(s) are no longer Interrupted and/or the Andrita Services are resumed.  Credit will be given to Customer on the following month’s bill on that portion of the Monthly Charges that is affected by any Interruption of the transmission of the Channel(s) or the Andrita Services due to Force Majeure pursuant to the terms of Section 6, above.  Further, if and to the extent that an Interruption occurs as a result of a negligent, grossly negligent, or an intentional breach by BFI of its obligations under this Agreement, then Customer shall be entitled (as its sole remedy) to a credit on the following month’s bill on that portion of the Monthly Charges that is affected by any Interruption of the transmission of the Channel(s).   In addition, Customer shall also be entitled to a credit on and up to the applicable Monthly Charges if a negligent, grossly negligent, or an intentional breach by BFI of its obligations under this Agreement has interrupted Customer’s access to and/or use of the Dedicated Office facilities or Tape Vault Services.  Customer shall not be entitled to suspend payments for any Monthly Charges if the Channel is interrupted due to Customer’s failure to deliver the Channel(s) to the Andrita for any reason.

13.	Termination. This Agreement may be terminated prior to the end of the Initial Term or Option Term, if applicable, as follows:

(a)
in the event of a breach of any material term and/or condition, representation and/or warranty contained herein (except as otherwise provided in Section 4 (e) or Section 5), the non-breaching party may terminate upon ***** prior written notice providing, with reasonable specificity, the cause of such termination, unless such breach is cured during such period or if incapable of cure during such period then good faith efforts to cure have commenced, providing in such case cure will be effected in no more than *****;

(b)	by BFI, as provided in Section 4, in the event of a failure by Customer to make payment of the Monthly Charges and cure such failure within ***** after notice thereof;

(c)
if a Force Majeure event continues for more than ***** and precludes a party from performing its obligations hereunder, the other party may terminate this Agreement upon written notice of such termination; and

(d)	by Customer in part on a Channel-by-Channel basis in the event that BFI fails to meet or exceed the Performance Standard, as provided in Section 5 of this Agreement.

14.
Transition Period.  Upon termination of this Agreement by Customer pursuant to Section 13(a),13(c) or 13(d), or expiration of this Agreement, BFI shall continue to provide the Andrita Services for an additional wind-down period ***** (the “Transition Period”) to allow Customer to transition the Andrita Services from BFI.  During such Transition Period BFI shall provide to Customer or Customer’s designee, any transition assistance (the “Transition Assistance”) reasonably requested to facilitate the orderly transfer of the Andrita Services to the Customer and/or its designee.  Customer shall pay to Andrita any costs Andrita incurs to provide the Transition Assistance.  During the Transition Period, BFI shall continue to provide all Andrita Services that have not been transitioned from BFI pursuant to, and on the same terms and conditions (including charges and Performance Standards) set forth in this Agreement; provided, that the Monthly Charges shall be reduced to reflect any Andrita Services that have been transitioned from BFI.  Notwithstanding the foregoing, if Customer terminates this Agreement pursuant to Section 13(d), the Performance Standards shall not apply to the Transition Assistance, and BFI shall only be obligated to provide the Transition Assistance at the same level (if and only to the extent technically and reasonably practicable and without any obligation to acquire or otherwise use new, replacement or additional equipment or additional resources) as it was providing the applicable services at the time Customer provided its notice of termination.  This Agreement shall terminate fully upon Customer’s transition of all Andrita Services provided hereunder from BFI.

15.
Technology and Facilities.  BFI shall, without increasing the Charges or passing through any expenses to Customer, ensure that all material equipment used by Customer employees, and all facilities provided by BFI pursuant to this Agreement and in which Customer employees will be present, to the extent necessary to provide the Andrita Services, shall be maintained in good working order, and shall promptly repair or otherwise correct any material errors or other issues reported by Customer or its employees with respect to such material equipment and facilities.

16.
Sarbanes Oxley.  If Customer notifies BFI that all or any material part of the Andrita Services are, as determined by Customer’s auditors and/or outside counsel, significant under Sarbanes Oxley to Customer’s internal control over financial reporting, BFI shall provide Customer with a service auditor’s report on BFI’s controls placed in operation and tests of operating effectiveness (otherwise known as a Type II Report) as defined in SAS No. 70; provided, that if BFI incurs any non de-minimis costs in connection with the preparation of such report and BFI is not already preparing such a report for another customer, *****.

17.
Governing Law and Jurisdiction.  This Agreement shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law rules.  The parties agree that all litigation related to this Agreement shall be brought in any state or federal court in Los Angeles County and each party hereby submits itself to the exclusive in personam jurisdiction of such court for purposes of any such litigation.  Neither party shall object to venue in any such court on the grounds of an inconvenient forum or otherwise.

18.
Assignment.  Neither party may assign this Agreement without the express written consent of the other party, not to be unreasonably withheld, provided that:  (a) Customer may assign its rights and obligations under this Agreement in connection with a merger or sale of all or substantially all of Customer’s assets, or to any purchaser or transferee of some or all of the Channels, including, but not limited to, any joint venture in which Customer is a participant; provided that the assignee is at least as capable as Customer in fulfilling Customer’s obligations under this Agreement (including payment obligations) and such assignee agrees to be bound by all of the terms and obligations of Customer pursuant to this Agreement as reasonably determined by BFI; and (b) BFI may assign its rights and obligations under this Agreement in connection with a merger or sale of all or substantially all of BFI’s assets; provided that the assignee is at least as capable as BFI of providing the services following the transaction and such assignee agrees to be bound by all of the terms and obligations of BFI pursuant to this Agreement as reasonably determined by Customer; provided, further, that, notwithstanding the foregoing, BFI may not assign any of its rights or obligations hereunder to any third party that is a competitor of Customer or its affiliates, where such company’s business is primarily the adult entertainment media industry.  Subject to the foregoing, it is acknowledged that this Agreement, and the terms and conditions contained herein, shall be binding on all successors and assigns of the parties.

19.
Notices.  All notices, requests, demands, consents, directions and other communications provided for hereunder shall be in writing and be either delivered by facsimile transmission (“fax”), with confirmed electronic receipt, or by means of U.S. certified mail, return receipt requested; if to BFI to 3030 Andrita Street, Los Angeles, California 90065, *****; and if to Customer at Customer’s address set forth on the first page of this Agreement; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party.  All notices shall, when delivered via fax shall be deemed effective on the date receipt of such facsimile is so confirmed, and when delivered via FedEx Express, UPS or other overnight carrier on the earlier of the actual delivery date or next business day.

20.
Confidentiality.  BFI and Customer shall hold in confidence the information contained in, or exchanged in connection with, this Agreement, however, either BFI or Customer may disclose the existence of this Agreement, but shall not disclose any specific terms and/or conditions including, but not limited to, the Monthly Charges and Additional Charges.  Nothing contained herein shall prevent Customer from disclosing such technical information as is required for reception of the Channel to the distribution systems.  Notwithstanding the foregoing, disclosure by either party is permitted: (a) to its principals, auditors, attorneys, investors, lenders, insurance agents, and proposed and actual successors in interest (in each case, who are bound by confidentiality obligations with respect to such disclosure), and (b) only to the extent necessary to comply with law, enforce its rights and perform its obligations under this Agreement.

21.
Entire Agreement.  This Agreement constitutes the entire Agreement between the parties with respect to the transactions contemplated herein and may not be modified or changed except in writing executed by all parties hereto.  This Agreement supercedes and merges all prior written or oral agreements, communications, commitments, or understandings with respect to the matters provided for herein.  Each party acknowledges that it is entering into this Agreement in reliance only upon the provisions expressly herein set forth, and not upon any covenants, representations, warranties or other considerations not set forth herein, and that there are no warranties, representations or covenants which extend beyond the description of the express provisions of this Agreement.

22.
Waivers.  Any waiver of any provision of this Agreement must be in writing and signed by the party whose rights are being waived.  No waiver of any right, obligation or breach of any provision hereof shall be or be deemed to be a waiver of any other or similar right or obligation, or preceding or subsequent breach of the same or any other provision of this Agreement.  The failure of Customer or BFI to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach.  All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative.

23.
Relationship.  Nothing in this Agreement shall be deemed to create a relationship of joint venture, principal-agent or partnership between the parties, and neither shall hold itself out in its advertising or in any manner that would indicate any such relationship between the parties.

24.
Taxes.  Customer shall pay, or if required BFI will collect from Customer and forward, to the relevant taxing authority, and Customer will hold BFI harmless from any of the following imposed on Customer or BFI by such taxing authority:  all sales, use, universal service fee, excise and similar taxes (including, without limitation, any fees payable to local or state franchising authorities) and any other charges now or hereafter imposed upon Customer or the Channels or any part thereof (including, without limitation, any tax or charge based upon goods or services furnished to Customer by BFI, which goods or services are then passed on by Customer).

25.
Severability.  The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein; provided, however, that both parties shall negotiate in good faith with respect to an equitable modification of the provision held to be invalid or unenforceable and provisions logically related to it.

26.
No Third Party Beneficiaries.  The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

27.
Attorney’s Fees and Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement or in connection with any other matter related to this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with such action or proceeding in addition to any other relief to which such party may be entitled.

28.
Non-Recourse.  Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every representation, warranty, covenant, undertaking, or agreement made in this Agreement was not made nor intended to be made as a personal representation, warranty, covenant, undertaking, or agreement on the part of any individual of either party, and any recourse, whether in common law, in equity, by statue or otherwise, against any individual is hereby forever waived and released.

29.
Headings.  The headings, captions and arrangements used in this Agreement are, unless specified otherwise, for convenience of reference only and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof.

30.
Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument.  The parties also agree that this Agreement shall be binding upon the electronic transmission by each party of a signed signature page thereof to the other party.  If such an electronic transmission occurs, the parties agree that they will each also immediately post, by FedEx, a fully-executed original counterpart of the Agreement to the other party, provided that failure to do so or to have evidence of such original signatures shall not affect the binding nature of this Agreement on the parties hereto.

In Witness Whereof, the parties hereto have entered into this Agreement as of the date first above written.

PLAYBOY ENTERTAINMENT GROUP, INC.

By:	/s/ Howard Shapiro
Name: Howard Shapiro
Title: Vice President and Secretary

BROADCAST FACILITIES, INC.

By:	/s/ Simon Bax
Name: Simon Bax
Title: Chief Executive Officer and Secretary

Signature Page to Services and Facilities Agreement